SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Money Market Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Subject: Solicitation for Fidelity Money Market Trust (FMMT) Mutual Fund Proxy

Retirement Money Market Portfolio is currently soliciting proxies from shareholders, [including your plan/including participants in your plan], to approve changes to the fund's investment policies that are being proposed in response to the SEC's new rules regulating money market funds.

At this time, Fidelity has engaged D.F. King as the funds' proxy solicitor to obtain participant votes via phone. D.F. King will continue to reach out to participants who were shareholders of record on March 16, 2015, to help secure their votes.  We encourage participants to vote their proxy materials to avoid additional mailings and/or telephone calls. Votes can be taken over the phone by calling 1-800-848-3155.

Your participants' votes are critical, no matter how large or small their holdings are.  The Special Meeting of Shareholders, which was originally scheduled for May 12, 2015, was adjourned to September 16, 2015, to solicit additional proxies from shareholders. It is important that participants vote their proxies prior to the September 16th meeting. Not only will this help avoid the need to adjourn the special meeting again to a later time, it will also prevent the fund and its shareholders from incurring the additional expense of soliciting proxies.

The fund will not hold its shareholder meeting until we receive a sufficient number of votes.  Shareholders who hold the fund in more than one account will be asked to vote for each account.

Detailed proxy materials as well as the recent adjournment update can be viewed by clicking on the links.

If you have any questions, please contact me.

Sincerely,

[MD Name]

Please do not reply to this email. This mailbox is not managed. If you need assistance, please contact your Fidelity Representative.

The information in this email and subsequent attachments may contain confidential information that is intended solely for the attention and use of the named addressee(s). This message or any part thereof must not be disclosed, copied, distributed, or retained by any person without authorization from Fidelity Investments.

For plan sponsor and investment professional use only.

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917

© 2015 FMR LLC. All rights reserved

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